Exhibit 99.1

Marker Therapeutics Reports Year-End 2025 Corporate and Financial Results

Phase 1 APOLLO data update demonstrated encouraging clinical activity with a 66% objective response rate in relapsed non-Hodgkin lymphoma, including 50% complete responses

Research published in Nature Medicine highlighted promising results of multi-antigen targeted T cells in pancreatic cancer

Strengthened manufacturing capabilities through collaboration with Cellipont Bioservices and expanded Board of Directors with appointment of Kathryn Penkus Corzo

HOUSTON, TX – March 18, 2026 (GLOBE NEWSWIRE) — Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company developing next-generation T cell-based immunotherapies for hematological malignancies and solid tumors, today announced corporate updates and financial results for the year ended December 31, 2025.

“In 2025, we continued to advance MT-601, our lead Multi-Antigen Recognizing (MAR)-T cell therapy, and generated highly encouraging clinical data from our ongoing Phase 1 APOLLO study,” said Juan Vera, M.D., President and Chief Executive Officer of Marker Therapeutics. “Updated results reported last August demonstrated a 66% objective response rate in relapsed non-Hodgkin lymphoma, including durable complete responses, with a favorable safety profile across evaluated doses. During the year we also reported immunomonitoring data indicating that lymphodepletion enhances the expansion and persistence of MT-601, and we advanced the APOLLO study into dose expansion in patients with relapsed Diffuse Large B Cell Lymphoma (DLBCL). We anticipate providing a data update from the APOLLO study in the second quarter of 2026.”

Dr. Vera continued, “Beyond lymphoma, we made important progress expanding our MAR-T platform across hematologic and solid tumors. Recent research from Baylor College of Medicine published in Nature Medicine in early 2026 showed promising results in pancreatic cancer using MAR-T cells and received national coverage on Good Morning America.”

“Looking ahead, we expect continued clinical execution across our programs, including additional APOLLO data updates and initiation of our company-sponsored pancreatic cancer clinical program, which we believe positions the next 12 to 18 months as an important value-creating period for Marker,” concluded Dr. Vera.

2025 PROGRAM UPDATES & OPERATIONAL HIGHLIGHTS

MT-601 (Lymphoma)

-	MT-601, Marker’s lead MAR-T cell therapy, is being evaluated in the nationwide multicenter APOLLO study (clinicaltrials.gov identifier: NCT05798897) in patients with lymphoma who have relapsed after anti-CD19 CAR-T cell therapy or for whom CAR-T therapy is not an option.

-	The Company provided an update on the Phase 1 study in August 2025 (Press Release, Aug 26, 2025) highlighting encouraging overall response rates. These data were also presented at the 67th American Society of Hematology (ASH) Annual Meeting in December 2025. Key findings from the update included:

o	66% objective response rate (8/12) in patients with relapsed non-Hodgkin lymphoma, including 50% complete responses. Durable responses were observed (range 3-24 months).

o	78% objective response rate (7/9) observed in patients with Hodgkin lymphoma.

o	Favorable safety profile across all dose levels (100×10⁶–400×10⁶ cells), with no dose-limiting toxicities (DLTs) and no ICANS reported.

-	The dose expansion phase of the study is enrolling patients with anti-CD19 CAR-relapsed Diffuse Large B Cell Lymphoma (DLBCL) at the maximum dose level (400×10⁶ cells).

-	Additional patient data and FDA feedback on study design are expected in the second quarter of 2026.

MT-601 (Pancreatic Cancer)

-	Marker continues to advance MT-601 in pancreatic cancer, supported by non-dilutive funding from the National Institutes of Health (NIH), Small Business Innovation Research (SBIR) program and the Cancer Prevention and Research Institute of Texas (CPRIT).

-	Nature Medicine publication (January 2026): Researchers at Baylor College of Medicine reported encouraging results evaluating multi-antigen targeted T cells in pancreatic cancer, demonstrating a favorable safety profile and up to 84.6% disease control rate when combined with frontline chemotherapy (Press Release, Jan 5, 2026).

-	Marker expects to initiate its company-sponsored pancreatic cancer program in the second quarter of 2026, incorporating learnings from prior studies.

MT-401 Off-the-Shelf Program (AML/MDS)

-	Marker is evaluating MT-401, a MAR-T cell therapy targeting four antigens, as an Off-the-Shelf (OTS) product in the Phase 1 RAPID study in patients with acute myeloid leukemia (AML) or myelodysplastic syndrome (MDS).

-	The study is supported by non-dilutive grant funds from National Cancer Institute (NCI), the Food and Drug Administration (FDA) and the Cancer Prevention and Research Institute of Texas (CPRIT).

ADDITIONAL 2025 CORPORATE HIGHLIGHTS

-	Manufacturing collaboration with Cellipont Bioservices to advance cGMP production of MT-601. Technical transfer expected to be completed in Q2 2026.

-	Kathryn Penkus Corzo, R.Ph., MBA joined the Board of Directors (November 1, 2025).

FISCAL YEAR 2025 FINANCIAL HIGHLIGHTS

Cash Position and Guidance: At December 31, 2025, Marker had cash, cash equivalents and restricted cash of $17 million. The Company believes that its existing cash and cash equivalents will fund its operating expenses through the fourth quarter of 2026, assuming no additional grant funds are received, either from new grants or from existing awarded grants.

R&D Expenses: Research and development expenses were $11.8 million for the year ended December 31, 2025, compared to $13.5 million for the year ended December 31, 2024.

G&A Expenses: General and administrative expenses were $4.2 million for the year ended December 31, 2025, compared to $4.2 million for the year ended December 31, 2024.

Net Loss: Marker reported a net loss of $12.2 million for the year ended December 31, 2025, compared to a net loss of $10.7 million for the year ended December 31, 2024.

About MAR-T cells

The multi-antigen recognizing (MAR) T cell platform (formerly known as multiTAA-specific T cells) is a novel, non-genetically modified cell therapy approach that selectively expands tumor-specific T cells from a patient's/donor’s blood capable of recognizing a broad range of tumor antigens. Unlike other T cell therapies, MAR-T cells allow the recognition of hundreds of different epitopes within up to six tumor-specific antigens, thereby reducing the possibility of tumor escape. Since MAR-T cells are not genetically engineered, Marker believes that its product candidates will be easier and less expensive to manufacture, with an improved safety profile compared to current engineered T cell approaches and may provide patients with meaningful clinical benefits.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a Houston, TX-based clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumors. The Company was founded at Baylor College of Medicine, and clinical trials that enrolled more than 200 patients across various hematological and solid tumor indications showed that the Company’s autologous and allogeneic MAR-T cell products were well tolerated and demonstrated durable clinical responses. Marker’s goal is to introduce novel T cell therapies to the market and improve patient outcomes. To achieve these objectives, the Company prioritizes the preservation of financial resources and focuses on operational excellence. Marker’s unique T cell platform is strengthened by non-dilutive funding from U.S. state and federal agencies supporting cancer research. The APOLLO study is supported by the National Cancer Institute of the National Institutes of Health under Award Number R44CA291521. The Company’s pancreatic cancer program is supported by the National Cancer Institute of the National Institutes of Health (Award Number R44CA295168), and the Cancer Prevention and Research Institute of Texas (CPRIT, Award Number DP250150). Marker’s OTS program is supported by the National Cancer Institute of the National Institutes of Health (Award Number 1R44CA285177), the Food and Drug Administration Department of Health and Human Services (R01FD007272), and the Cancer Prevention and Research Institute of Texas (CPRIT, Award Number DP210042).

To receive future press releases via email, please visit:

https://www.markertherapeutics.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and the timing, conduct, interim results announcements and outcomes of our clinical trials of our product candidates, including MT-601 for the treatment of patients with lymphoma or pancreatic cancer, and MT-401-OTS for the treatment of patients with acute myeloid leukemia (AML) or myelodysplastic syndrome (MDS). Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. The Company assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release except as may be required by law.

Marker Therapeutics, Inc.

Consolidated Balance Sheets

(Audited)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$16,068,048	$19,192,440
Restricted cash	974,799	—
Prepaid expenses and deposits	658,750	483,717
Other receivables	1,369,400	2,346,703
Total current assets	19,070,997	22,022,860
Total assets	$19,070,997	$22,022,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,299,384	$1,753,954
Related party payable	—	1,710,500
Deferred revenue	974,799	—
Total current liabilities	2,274,183	3,464,454
Total liabilities	2,274,183	3,464,454

Stockholders’ equity:
Preferred stock, $0.001 par value, 5 million shares authorized, 0 shares issued and outstanding at December 31, 2025 and 2024, respectively	—	—
Common stock, $0.001 par value, 30 million shares authorized, 16.7 million and 10.7 million shares issued and outstanding as of December 31, 2025 and 2024, respectively (see Note 7)	16,672	10,708
Additional paid-in capital	475,960,940	465,564,876
Accumulated deficit	(459,180,798)	(447,017,178)
Total stockholders’ equity	16,796,814	18,558,406
Total liabilities and stockholders’ equity	$19,070,997	$22,022,860

Marker Therapeutics, Inc.

Consolidated Statements of Operations

(Audited)

	For the Years Ended
	December 31,
	2025	2024
Revenues:
Grant income	$3,546,669	$6,591,080
Total revenues	3,546,669	6,591,080
Operating expenses:
Research and development	11,799,154	13,467,845
General and administrative	4,184,806	4,241,607
Loss on early termination of vendor agreement	453,135	—
Total operating expenses	16,437,095	17,709,452
Loss from operations	(12,890,426)	(11,118,372)
Other income:
Interest income	594,206	437,010
Other income	117,444	—
Loss from operations before income taxes	(12,178,776)	(10,681,362)
Income tax (benefit) expense	(15,156)	49,953
Net loss	(12,163,620)	(10,731,315)

Net loss per share, basic and diluted	$(0.79)	$(1.19)

Weighted average number of common shares outstanding:
Basic	15,310,308	8,980,207
Diluted	15,310,308	8,980,207

Marker Therapeutics, Inc.

Consolidated Statements of Cash Flows

(Audited)

	For the Years Ended
	December 31,
	2025	2024
Cash Flows from Operating Activities:
Net loss	$(12,163,620)	$(10,731,315)
Reconciliation of net loss to net cash used in operating activities:
Stock-based compensation	537,540	245,864
Changes in operating assets and liabilities:
Prepaid expenses and deposits	(175,033)	504,409
Other receivables	977,303	(1,318,888)
Related party payable	(1,710,500)	380,845
Accounts payable and accrued expenses	(454,570)	8,761
Deferred revenue	974,799	—
Net cash used in operating activities	(12,014,081)	(10,910,324)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock, net	9,863,883	14,929,155
Proceeds from exercise of warrants and stock options	605	62,159
Net cash provided by financing activities	9,864,488	14,991,314
Net (decrease) increase in cash, cash equivalents, and restricted cash	(2,149,593)	4,080,990
Cash, cash equivalents, and restricted cash at beginning of the year	19,192,440	15,111,450
Cash, cash equivalents, and restricted cash at end of the year	$17,042,847	$19,192,440

Media and Investor Contact
Marker Therapeutics, Inc.
+1 (713) 400-6400
investor.relations@markertherapeutics.com